CRIIMI MAE Inc.
                              11200 Rockville Pike
                            Rockville, Maryland 20852




                                                                  March 26, 1997
Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of CRIIMI MAE Inc. to be held on Tuesday, May 6, 1997. The formal Notice of the meeting and a Proxy Statement describing the purposes of the meeting are enclosed. Please give them your prompt and careful attention.

     Please read the Proxy Statement and complete, sign and return your proxy in the enclosed envelope promptly. No postage is necessary if mailed in the United States.

     Thank you for your cooperation and prompt reply.


                              Sincerely,



                              WILLIAM B. DOCKSER
                              Chairman of the Board


                                 CRIIMI MAE Inc.
                                  _____________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  _____________


     The Annual Meeting of Shareholders of CRIIMI MAE Inc. (the Corporation) will be held on Tuesday, May 6, 1997, at 10:00 a.m. at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, Maryland for the following purposes:

     1. To elect two Class II directors as set forth in the accompanying Proxy Statement to hold office until their successors are duly elected and qualified;

     2. To approve an amendment to increase the number of shares of the Corporation's Common Stock authorized for issuance under the Corporation's Stock Option Plan for Key Employees; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 20, 1997 as the record date for shares entitled to vote at the meeting.

     A Proxy Statement, proxy and the Corporation's Annual Report to Shareholders (including audited financial statements) for the fiscal year ended December 31, 1996 are enclosed with this Notice.

     You are requested, if you cannot be present at the meeting, to complete, sign and return the proxy in the enclosed business reply envelope promptly.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              H. WILLIAM WILLOUGHBY
                              Secretary

March 26, 1997





IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                 CRIIMI MAE Inc.
                              11200 Rockville Pike
                            Rockville, Maryland 20852
                                _________________

                                 PROXY STATEMENT
                                _________________


     This Proxy Statement is furnished by the Board of Directors (the Board) in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on May 6, 1997, and at any and all adjournments thereof (the Meeting). Mailing of this Proxy Statement and the accompanying Form of Proxy will commence on or about March 26, 1997. The Corporation's Annual Report to Shareholders (including audited financial statements) for the fiscal year ended December 31, 1996 and a form of proxy for use at the Meeting are enclosed.

     If the proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the instructions noted thereon. If no direction is indicated, such shares will be voted: (1) FOR each of the nominated directors; (2) FOR the approval of the amendment to the CRIIMI MAE Inc. Amended and Restated Stock Option Plan for Key Employees (the "Employee Stock Option Plan"); and (3) for or against such other matters as may properly come before the Meeting in the discretion of the proxy holders. The Corporation's management knows of no matter to be brought before the Meeting which is not referred to in the Notice of Meeting and this Proxy Statement. If, however, any other matter comes before the Meeting, the proxy will be voted in accordance with the judgment of the person or persons voting such proxy, unless the proxy contains instructions to the contrary. Any shareholder executing a proxy has the power to revoke it at any time before it is voted by submitting a duly executed proxy bearing a later date, or by attending the Meeting and orally withdrawing the proxy.

     The voting securities of the Corporation consist of shares of common stock, $.01 par value per share ( Common Shares ), of which 32,046,945 Common Shares were issued and outstanding at the close of business on the record date for the Meeting, March 20, 1997 (the "Record Date"). Shareholders of record of Common Shares at the close of business on the Record Date will be entitled to vote at the Meeting. Each Common Share is entitled to one vote. Shareholders do not have cumulative voting rights. The election of directors and the approval of the amendment to the Employee Stock Option Plan discussed herein, as well as any other matters or proposals that come before the Meeting, will be determined by the affirmative vote of at least a majority of the Common Shares represented at the Meeting in person or by proxy, and entitled to vote. The holder of each outstanding Common Share is entitled to vote for as many nominees as there are directors to be elected. An abstention or broker non-vote on any such matter will not change the number of votes cast for or against the matter. A majority of the outstanding Common Shares must be represented at the Meeting in person or by proxy in order to constitute a quorum.

                              ELECTION OF DIRECTORS

     Members of the Board serve staggered three-year terms. Two Class II directors are to be elected at the Meeting, each to serve until the Annual Meeting of Shareholders in the year 2000 or until their successors have been duly elected and qualified. Unless authority to vote for one or both of the nominees is withheld, it is intended that Common Shares represented by proxies in the form accompanying this Proxy Statement will be voted for the election of the nominees listed below. In case any such nominee becomes unable or unwilling to stand for election as a director for any reason not currently known or contemplated, the Common Shares represented by such proxies will be voted by the proxy holders for such other person as may be designated by the Board.

                          Persons Nominated for Election as Directors

Class II Directors
     Name                 Principal Occupation                           Age
     ----                 --------------------                           ---
Robert J. Merrick*        Executive Vice President since 1985             52
                          and Chief Credit Officer since 1984
                          of Signet Banking Corporation, also
                          serving as Chairman of the Credit
                          Policy Committee and member of the
                          Asset and Liability Committee and
                          Management Committee; Credit
                          Officer-Virginia Banking Corporation,
                          an affiliate of Signet Bank/Virginia,
                          from 1980 to 1984; Senior Vice President of Bank of Virginia from 1976 to 1980.

Larry H. Dale*            Director of the Corporation and of              51
                          CRI Liquidating REIT, Inc. ("Liquidating
                          REIT") since January 1996; Managing
                          Director and member of Board of
                          Directors, Newman and Associates;  Senior
                          Adviser, Fannie Mae Housing Investment
                          Fund in 1996;  Executive Director of
                          Fannie Mae's National Housing Impact
                          Division from 1991 to 1996;  Senior Vice
                          President-marketing and mortgage-backed
                          securities and Senior Vice President-
                          multifamily finance and housing initiatives for Fannie Mae from 1987 to 1991; Vice
                          President with Newman and Associates from 1984 to 1987; President of Mid-City Financial
                          Corporation from 1981 to 1983; employed by the U.S. Department of Housing and Urban
                          Development from 1971 to 1981, serving as a deputy to the Assistant Secretary for Housing/
                          FHA Commissioner from 1979 to 1981. Advisor to
                          Fannie Mae American Communities Fund and Mid-
                          City Financial Corporation; President, Center for Housing Policy; Director of Kimball-Hill
                          Homes, National Equity Fund, National Center for
                          Lead-Safe Housing,  Community Preservation and
                          Development Corporation, National Housing
                          Conference and Denver Enterprise Foundation.

The remainder of the Board constitutes the Class III and Class I directors, none of whom will stand for election at the Meeting, as their terms will expire in 1998 and 1999, respectively.

                          Directors Continuing in Office

Class III Directors

     Name                 Principal Occupation                           Age
     ----                 --------------------                           ---
William B. Dockser        Chairman of the Board of the                    60
                          Corporation and of  Liquidating REIT
                          since 1989 and of CRIIMI MAE Financial
                          Corporation since 1995;  Chairman of
                          the Board and shareholder of C.R.I.,
                          Inc. ("CRI") since 1974.


Year Term
Expires
1998________________________________
*Unaffiliated Director (as defined below)


     Name                 Principal Occupation                           Age
     ----                 --------------------                           ---
G. Richard Dunnells*      Director of the Corporation and                 59
                          of Liquidating REIT since 1991;
                          Firm-wide Hiring Partner, Partner
                          in the Washington, DC. office and
                          former Director of the law firm of
                          Holland & Knight since January 1994;
                          Chairman of the Washington, D.C.
                          law firm of Dunnells & Duvall from
                          1989 to 1993; Senior Partner of such
                          law firm from 1973 to 1993; Special
                          Assistant to the Under-Secretary and
                          Deputy Assistant Secretary for Housing
                          and Urban Renewal and Deputy Assistant
                          Secretary for Housing Management with
                          the U.S. Department of Housing and Urban
                          Development from 1969 to 1973; President's
                          Commission on Housing from 1981 to 1982.

Year Term
Expires
1998
Class I Directors

     Name                 Principal Occupation                           Age
     ----                 --------------------                           ---
H. William Willoughby     Director and Secretary of the                   50
                          Corporation and of  Liquidating
                          REIT since 1989; and Director of
                          CRIIMI MAE Financial Corporation
                          since 1995; President of the
                          Corporation and of Liquidating REIT
                          since 1990; Director and shareholder
                          of CRI since 1974;  Secretary of CRI
                          from 1974 to 1990 and President of
                          CRI since 1990.

Year Term
Expires
1999

     Name                 Principal Occupation                           Age
     ----                 --------------------                           ---
Garrett G. Carlson, Sr.*  Director of the Corporation and                 60
                          of Liquidating REIT since 1989;
                          President of Can-American Realty
                          Corp. and Canadian Financial Corp.
                          since 1979 and 1974, respectively;
                          President of Garrett Real Estate
                          Development since 1982; Chairman of
                          the Board of SCA Realty Holdings Inc.
                          from 1985 to 1995; Vice Chairman of
                          Shelter Development Corporation Ltd.
                          from 1983 to 1995 and member of the
                          board of Bank Windsor from 1992 to 1994.

Year Term
Expires
1999
____________________________
*Unaffiliated Director (as defined below)


     During 1996, the Board met four times in person, twice by conference telephone and acted by unanimous written consent on seven occasions. All then serving members of the Board attended 100% of the total number of meetings of the Board and Board committees on which they served. Pursuant to the Corporation's Bylaws, a majority of the Board shall at all times consist of directors who are not officers or employees of CRIIMI MAE and do not perform any services for the Corporation other than as a director ( Unaffiliated
Directors ).

     The Board has an Audit Committee currently comprised of Messrs. Carlson, Dunnells and Robert F. Tardio. Mr. Tardio's term will expire at the Meeting and he is not standing for re-election. If elected, Mr. Merrick will be named as a member of the Audit Committee. A majority of the Audit Committee is required to consist of Unaffiliated Directors. The functions performed by the Audit Committee are to: recommend independent auditors to the Corporation; review the scope of the audit, audit fees, the audit report and the management letter with the Corporation's independent auditors; review the financial statements of the Corporation; review and approve non-audit services provided by the independent auditors; and consult with the independent auditors and management with regard to the adequacy of internal controls. The Audit Committee met twice in 1996.

     The Board has a Stock Option Committee currently comprised of Messrs. Carlson, Dunnells and Tardio. If elected, Mr. Merrick will be named as a member of the Stock Option Committee. The Stock Option Committee was formed to
administer the Employee Stock Option Plan.   The Stock Option Committee must
consist of at least three members of the Board, appointed from time to time (and removable) by the Board. The Stock Option Committee met twice in 1996.

     The Board has a Compensation Committee currently comprised of Messrs.
Carlson, Dale and Dunnells.   The Compensation Committee was established to set,
review and modify the compensation (including salary and bonuses) of the Corporation's executive officers and perform such other duties as may be
delegated to it by the Board.    The Compensation Committee met once in 1996.

     Executive Officers. In addition to Messrs. Dockser and Willoughby, whose business experience is set forth in the above table, Jay R. Cohen, 56, has served as Executive Vice President of the Corporation and of Liquidating REIT since 1989, and as Treasurer of the Corporation and of Liquidating REIT since

1990. Mr. Cohen was Senior Vice President Mortgages of CRI from 1983 to June 1995 and President of CRICO Mortgage Company, Inc., an affiliate of CRI, from 1985 to June 1995, at which time it merged into CRIIMI MAE Management, Inc., a wholly owned subsidiary of the Corporation, in connection with the transaction described below under "Certain Transactions." Frederick J. Burchill, 48, has served as Executive Vice President of the Corporation since 1991 and of Liquidating REIT since 1995. Mr. Burchill served as Senior Vice President of CRI from 1990 to June 1995. Cynthia O. Azzara, 37, has served as Chief Financial Officer of the Corporation and of Liquidating REIT since 1994 and as Senior Vice President of the Corporation and of Liquidating REIT since 1995. Ms. Azzara served in the Accounting and Finance Departments of CRI from 1985 to June 1995. Executive officers of the Corporation are elected annually by the Board and serve at the Board's discretion.

                      BENEFICIAL OWNERSHIP OF COMMON SHARES

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information regarding the beneficial ownership of more than 5% of the Corporation's Common Shares as of March 1, 1997. Such information is based upon filings received by the Corporation under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other information available to the Corporation.










































                                        5

                                                         Common Shares            Percentage of Outstanding
Name                        Address                      Beneficially Owned       Shares Beneficially Owned
------------------          --------------               ------------------       -------------------------
William B. Dockser          CRIIMI MAE Inc.               1,761,099 (a)(b)                   5.5%
                            11200 Rockville Pike
                            Rockville, MD 20852

--------------
     (a)  Includes 2,767 Common Shares owned by CRI, of which Messrs. Dockser and Willoughby are the sole shareholders.

     (b)  Includes 104,343 Common Shares held by Mr. Dockser's wife, 125,000
          Common Shares held by the William B. Dockser '59 Charitable Lead
          Annuity Trust and 140,000 Common Shares held by the Dockser Family
          Foundation.

Security Ownership of Management

     The following table sets forth certain information regarding the beneficial ownership of Common Shares as of March 1, 1997 by each director, director-nominee and executive officer, and by all directors, director-nominees and executive officers of the Corporation as a group. Unless otherwise indicated, the voting and investment powers for the Common Shares listed are held solely by the named holder.


                                                   Percent of Outstanding Common
Name, Title                     Common Shares        Shares Beneficially Owned
-----------                     -------------      -----------------------------
William B. Dockser              1,761,099(a)(b)                  5.5%
H. William Willoughby           1,435,100(a)(c)                  4.5%
Garrett G. Carlson, Sr.            13,100(d)                        *
Larry H. Dale                       3,000                           *
G. Richard Dunnells                 9,781                           *
Robert J. Merrick                   2,000                           *
Robert F. Tardio                    4,349                           *
Jay R. Cohen                       83,345                           *
Frederick J. Burchill              40,932                           *
Cynthia O. Azzara                  15,062                           *
All Directors, Director-
  Nominees and Executive
  Officers as a
  Group (10 persons)             3,365,001(a)(b)(c)(d)             10.5%
______________
* Less than 1%.

  (a) Includes 2,767 Common Shares owned by CRI, of which Messrs. Dockser and
      Willoughby are the sole shareholders.

  (b) Includes 104,343 Common Shares held by Mr. Dockser's wife, 125,000 Common
      Shares held by the William B. Dockser '59 Charitable Lead Annuity Trust and 140,000 Common Shares held by the Dockser Family Foundation.

  (c) Includes 41,700 Common Shares held by Mr. Willoughby's wife and 20,000
      Common Shares held by Mr. Willoughby's parents.

  (d) Includes 1,000 Common Shares held by Mr. Carlson's wife and 12,100 Common

                                                                  6
      Shares held by two partnerships in which Mr. Carlson is the sole general partner.


    Except as otherwise noted, based solely on its review of Forms 3 and 4 and amendments thereto furnished to the Corporation, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that all directors, officers and beneficial owners of more than 10% of the Common Shares have filed on a timely basis Forms 3, 4 and 5 as required in the fiscal year ended December 31, 1996. Mr. Willoughby, the President of the Corporation, filed a delinquent Form 4 to report a disposition of Common Shares by gift to his parents. Mr. Carlson and Ms. Deborah Linn, former Senior Vice President and General Counsel, each reported transactions delinquently on Form 5 rather than on Form 4.


                             DIRECTORS' REMUNERATION


     Directors of the Corporation who are also employees receive no additional compensation for their services as directors. Each Unaffiliated Director receives (i) an aggregate fee of $12,000, (ii) 500 Common Shares, and (iii) options to purchase 500 Common Shares per year for services as a director plus a fee of $750 (for telephonic meetings) or $1,500 (for in-person meetings) for each meeting in which such director participates, including committee meetings held on days when the Board is not meeting. In addition, the Corporation reimburses directors (including those employed by the Corporation as executive officers) and officers for travel and other expenses incurred in connection with their duties as directors or officers of the Corporation. Each of Messrs. Carlson, Dale, Dunnells and Tardio received from the Corporation (i) $12,000,
(ii) 500 Common Shares, and (iii) options to purchase 500 Common Shares for their services as Unaffiliated Directors during the year ended December 31, 1996, plus traveling expenses, $1,500 per day for meetings attended and $750 per
telephonic meeting in which they participated.   See "Election of Directors"
above.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth the cash and non-cash compensation awarded to the Chairman of the Board and each of the other four most highly compensated executive officers of the Corporation whose income exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

















                                        7

                                                     Summary Compensation Table

                                                                            Long Term Compensation Awards
                                                                                 Restricted  Securities
                                                        Annual Compensation       Stock      Underlying
Name and Principal Position         Year           Salary             Bonus      Awards      Options (#)     All Other Compensation
---------------------------         ----           ------             -----      ------      -----------     ----------------------
William B. Dockser                  1995           $62,500(1)           -0-        -0-        1,500,000          $130,297(2)
   Chairman of the Board            1996           $167,500             -0-        -0-            -0-            $494,672(2)

H. William Willoughby               1995           $62,500(1)           -0-        -0-       1,500,000           $130,297(2)
   President and Secretary          1996           $167,500             -0-        -0-            -0-            $494,672(2)

Jay R. Cohen                        1995           $87,500(1)         $70,000(1) $316,292(3)    65,000                -0-
   Executive Vice President         1996           $179,375           $50,000      -0-          20,000                -0-
   and Treasurer

Frederick J. Burchill               1995           $87,500(1)         $75,000(1) $316,292(3)    65,000                -0-
   Executive Vice President         1996           $179,375           $125,000     -0-          20,000                -0-

Cynthia O. Azzara                   1995           $63,333(1)         $25,000(1) $118,613(4)    25,000                -0-
   Senior Vice President
and Chief Financial Officer         1996           $135,000           $50,000      -0-          10,000                -0-

_______________________

(1)  These amounts relate to the period from June 30, 1995 through December 31, 1995.  Prior to the Merger (as defined below), none of the executive officers received cash or any other form of compensation from the Corporation.

(2)  These amounts represent deferred compensation which the Corporation has agreed to pay for services performed in connection with the Merger.  As discussed in "Compensation Committee Report" below, these amounts were paid solely from principal and interest received by the Corporation from CRI in connection with a receivable acquired by the Corporation in the Merger.

(3)  The 40,164 restricted Common Shares had a value of $507,071 at December 31, 1996.  A total of 110,452 restricted Common Shares were awarded to employees in 1995.  Such officer's Common Shares vest in three equal installments on the first three anniversaries of the Closing Date of the Merger (June 30, 1995).  Dividends are paid on the restricted stock.

(4)  The 15,062 restricted Common Shares had a value of $190,158 at December 31, 1996.  A total of 110,452 restricted Common Shares were awarded to employees in 1995.  Such officer's Common Shares vest in three equal installments on the first three anniversaries of the Closing Date of the Merger (June 30, 1995).  Dividends are paid on the restricted stock.

Option Grants in Fiscal Year 1996

     The following table sets forth the options granted to each of the Named Executive Officers with respect to the fiscal year ended December 31, 1996:

















                                                                  8

                                            OPTION GRANTS IN LAST FISCAL YEAR

                                                % of Total
                          Common Shares         Options Granted
                          Underlying            to Employees      Exercise Price     Expiration           Grant Date
Name                      Options Granted(1)    in Fiscal Year      ($/share)           Date           Present Value (2)
----                      -----------------     --------------    --------------     ------------      -----------------
Jay R. Cohen                  20,000                 15.3%        $10.875            July 1, 2004          $16,200
Frederick J. Burchill         20,000                 15.3%        $10.875            July 1, 2004          $16,200
Cynthia O. Azzara             10,000                  7.6%        $10.875            July 1, 2004          $ 8,100

------------
(1)  These options were granted on July 1, 1996 and will vest in equal installments on the first three anniversaries of the date of grant.

(2)  These values are estimated on the date of grant using the Black-Scholes option pricing model, which produces a per option share value as of July 1, 1996, the grant date, of $0.81 using the following principal assumptions:  expected stock price volatility
     22.5%, risk free rate of return 6.16%, dividend yield 11% and expected life of 2.05 years.  No adjustments have been made for forfeitures or nontransferability.  The actual value, if any, that the executive officer will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.


                       AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                                AND FY-END 1996 OPTION VALUES

                                                                 Number of Common Shares       Value of unexercised
                                                                 underlying unexercised        in-the-money options
                          Shares acquired     Value Realized     options at FY-end (#)         at FY-end ($)
   Name                   on exercise (#)        ($) (1)         exercisable/unexercisable     exercisable/unexercisable(2)
----------                -------------       -------------      ------------------------      ---------------------------
William B. Dockser           200,000          $  496,000         100,000/1,200,000             $ 35,500/$2,426,000
H. William Willoughby         19,000          $   34,370         281,000/1,200,000             $552,255/$2,426,000
Jay R. Cohen                   -0-                 -0-               21,667/63,333             $   61,859/$158,716
Frederick J. Burchill          -0-                 -0-               21,667/63,333             $   61,859/$158,716
Cynthia O. Azzara              -0-                 -0-                8,334/26,666             $    23,794/$65,081

-----------------

(1) The value realized on the exercise of stock options was determined by taking the difference between the option price and the fair market value of the Common Shares on the date of the exercise.

2)  The value of the in-the-money options was determined by taking the difference between $12.625, the closing price of the Common
    Shares on December 31, 1996, and the exercise price of each option.


Employment and Noncompetition Agreements

    On June 30, 1995, in connection with the acquisition by the Corporation of the mortgage investment, servicing, origination and advisory businesses of CRI and its affiliates (the "Merger"), the Corporation, through its wholly owned operating subsidiary CRIIMI MAE Management, Inc. (the "Management Corporation"), entered into employment and noncompetition agreements with each of Messrs. Dockser and Willoughby. Messrs. Dockser's and Willoughby's employment agreements each provide for minimum annual compensation of $125,000 and a term expiring on June 30, 2000. The agreements require each of Messrs. Dockser and Willoughby to devote a substantial portion of such officer's time to the affairs of the Corporation and its affiliated entities, except that each of them may devote time to other existing business activities; provided that the time devoted to such other existing business activities does not interfere with the performance of his duties to the Corporation and its affiliated entities. The

                                                                  9

agreements define the phrase "substantial portion" to mean all of the time required to perform the services necessary and appropriate for the conduct of the businesses of the Corporation and its affiliated entities. The agreements also include provisions which prohibit Messrs. Dockser and Willoughby from competing with the Corporation or the Corporation's affiliates for at least six years from June 30, 1995, subject to certain limited exceptions.

    The Management Corporation also entered into employment agreements with each of the other executive officers of the Corporation on June 30, 1995, namely Jay R. Cohen, Frederick J. Burchill and Cynthia O. Azzara (the "Other Executive Officers"). The Other Executive Officers' agreements have three-year terms and provide for minimum annual salaries of $175,000, $175,000 and $130,000, respectively. Each of the agreements with the Other Executive Officers includes provisions prohibiting the Other Executive Officers from competing with the Corporation or the Corporation's affiliated entities while employed by the Management Corporation.

Employee Stock Option Plan

    The purposes of the Employee Stock Option Plan are to enhance the long-term profitability and shareholder value of the Corporation by offering incentives and rewards to those officers and employees of the Corporation and its subsidiaries who are key to the Corporation's growth and success, and to encourage them to remain in the service of the Corporation and its subsidiaries and to acquire and maintain stock ownership in the Corporation.

    The Employee Stock Option Plan currently provides for grants of stock options to purchase up to 500,000 Common Shares at any time prior to June 30, 2000. As of March 1, 1997, options to purchase a total of 416,000 Common Shares have been granted under the Employee Stock Option Plan. Options granted under the Employee Stock Option Plan are "nonqualified stock options" or "incentive stock options." The exercise price for options granted under the Employee Stock Option Plan may not be less than the fair market value of the Common Shares on the date of grant. The Board has proposed to increase the number of Common Shares authorized for issuance under the Employee Stock Option Plan to 1,000,000. See "Amendment to Stock Option Plan" below.

    Any executive officer or other key employee of the Corporation or any subsidiary of the Corporation will be eligible to be granted options. The Stock Option Committee is authorized to select from among eligible employees the individuals to whom options are to be granted and to determine the number of Common Shares to be subject to the options, whether such options are to be incentive stock options or nonqualified stock options, and the terms and conditions of the options, consistent with the Employee Stock Option Plan.

    The Employee Stock Option Plan is administered by the Stock Option
Committee consisting of at least three members of the Board, appointed from time to time (and removable) by the Board. Currently, the Stock Option Committee comprises Messrs. Carlson, Dunnells and Tardio, each of whom is an Unaffiliated Director. If elected, Mr. Merrick will be named as a member of the Stock Option Committee. Except as permitted by Rule 16b-3(c)(2) under the Exchange Act, options may not be granted under the Employee Stock Option Plan to any member of the Stock Option Committee during the term of his or her membership on the Stock Option Committee.

Comparison of Cumulative Shareholder Returns

    Below is a chart comparing the cumulative total shareholder return on Common Shares with the cumulative total shareholder return of (1) a broad equity market index and (ii) a published industry index or peer group. Such chart compares the cumulative total shareholder return on the Common Shares with the cumulative total shareholder return of the companies comprising (i) the S&P 500 index provided by Standard & Poor's Corporation and (ii) the NAREIT Mortgage Index provided by the National Association of Real Estate Investment Trusts.

                                       10

The chart assumes an initial investment of $100 on December 31, 1991, and the reinvestment of all dividends paid thereafter with respect to such $100 investment, in each of (i) the Common Shares, (ii) the stocks comprising the S&P 500 Index and (iii) the stocks comprising the NAREIT Mortgage Index.













                                       11


Performance Graph


                                  12/31/1991      12/31/1992       12/31/1993     12/31/1994      12/31/1995      12/31/1996
                                  ----------      ----------       ----------     ----------      ----------      ----------
CRIIMI MAE
Annual Equivalent                                   27.77%           22.64%        -30.17%          39.56%          68.60%
Indexed                             $100           127.77           156.70         109.42          152.71          257.47

S&P 500
Annual Equivalent                                    7.67%            9.99%          1.31%          37.43%          22.96%
Indexed                             $100           107.67           118.43         119.97          164.88          202.74

NAREIT Mortgage Index*
Annual Equivalent                                    1.92%           14.55%        -24.30%          63.41%          50.87%
Indexed                             $100           101.92           116.75          88.38          144.42          217.89


*  The NAREIT Mortgage Index includes all real estate investment trusts ("REITs") listed on the New York Stock Exchange, the
American Stock Exchange or the NASDAQ National Market System.  During 1996, 20 REITs were included in the NAREIT Mortgage Index.
The Corporation will provide to any shareholder upon request the names of the companies whose stocks comprise the NAREIT Mortgage
Index.


Compensation Committee Report

     This report is not deemed to be soliciting material or deemed to be filed with the Securities and Exchange Commission (the SEC ) or subject to the SEC s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Exchange Act.

     The Corporation's executive compensation program is intended to attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Corporation. The Board administers the executive compensation program with an objective of utilizing a combination of cash and equity-based compensation to provide motivational incentives for executives that align the executives' goals and interests with those of the Corporation's shareholders.

     In support of these goals, the Corporation s executive compensation program is designed to reward performance that contributes to the Corporation s short-term and long-term success. Accordingly, the Corporation attempts to provide both short-term and long-term incentive compensation that varies based on the Corporation s performance and the individual s performance. To accomplish these goals, the Corporation s executive compensation program is structured with three primary components: base salary, annual bonus and long-term incentives (i.e., stock options and/or stock awards).

     Employment agreements govern the salary, bonuses, stock grants and option grants to the Corporation's executive officers. The Special Committee, which represented the interests of the Corporation in the Merger, took the above-referenced compensation policies and goals into consideration when negotiating the employment agreements with the executive officers on behalf of the Corporation. See "-Employment and Noncompetition Agreements".

     Except as described in the following paragraph with respect to Messrs. Dockser and Willoughby, the employment agreements provide for base salary levels

                                                                 12
which are determined according to each individual executive s position in the Corporation. The employment agreements also provide for financial awards in the form of bonuses. While the Board generally has the authority to determine bonuses, certain minimum bonus awards are required by the employment agreements. The Corporation also granted options to purchase Common Shares to each of the executive officers, pursuant to the employment agreements, which vest over a three-to-five-year period. The executive officers may be eligible for additional grants of options pursuant to the Employee Stock Option Plan, which currently provides for grants of options to purchase up to 500,000 Common Shares (of which options to purchase a total of 416,000 Common Shares have already been granted through March 1, 1997). See -Employee Stock Option Plan" above.
Options to purchase a total of 50,000 Common Shares were granted to executive officers during 1996.

     The Corporation s senior executive officers, Messrs. Dockser and Willoughby, each received a base salary of $167,500 during 1996. While the salary and compensation awards of Messrs. Dockser and Willoughby are determined substantially in conformity with the policies described above for all other executive officers of the Corporation, they receive a base salary that is less than senior executives of many comparable companies. This reduced level of base salary paid to Messrs. Dockser and Willoughby is due in part to the concern raised by the members of the Special Committee that the Corporation s senior officers should be closely linked to the performance of the Corporation. Accordingly, a majority of the compensation paid to Messrs. Dockser and Willoughby is in the form of options to purchase Common Shares which vest over a five year period from June 30, 1995 and which have exercise prices above the market price on the date of grant.

     Additionally, in connection with the Merger, the Corporation entered into a deferred compensation arrangement with Messrs. Dockser and Willoughby in the aggregate amount of $5,002,183 pursuant to which the Corporation agreed to pay each of Dockser and Willoughby for services performed in connection with structuring of the Merger. The Corporation's obligation to pay the deferred compensation is limited, with certain exceptions, to the creation of an irrevocable grantor trust for the benefit of Messrs. Dockser and Willoughby and the transfer to such trust of the right to receive such deferred compensation (the "Note Receivable") in the amount of $5,002,183. The deferred compensation is fully vested and payable, except in the event of bankruptcy, only to the extent that payments continue to be made on the Note Receivable. Payments of principal and interest on the Note Receivable and the deferred compensation are payable quarterly and terminate in 10 years. The Note Receivable and the deferred compensation obligation bear interest at the prime rate (8.25% as of December 31, 1996) plus 2% per annum.

     The SEC requires that this report comment upon the Corporation's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility on the Corporation's tax return of compensation over $1 million to any of the named executive officers of the Corporation unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Corporation's shareholders. The deductibility limitation outlined by Section 162(m) of the Code is not currently a consideration for the Corporation because none of its executives earned sufficient compensation income in 1996 nor are any Corporation executives anticipated to have sufficient compensation in the near future to be subject to Section 162(m).

                     Submitted by the Compensation Committee
                       Garrett G. Carlson, Sr.
                       Larry H. Dale
                       G. Richard Dunnells

Certain Relationships and Related Transactions



                                       13

    The Board includes two persons, Messrs. Dockser and Willoughby, who serve as Chairman of the Board and President, respectively, of the Corporation. In connection with the Merger, Messrs. Dockser and Willoughby each executed employment agreements with the Corporation. See "-Employment and Noncompetition Agreements".

    In addition, through the Merger, the Corporation acquired companies affiliated with CRI, a company owned by Messrs. Dockser and Willoughby. Messrs. Dockser and Willoughby each received 1,325,419 Common Shares and options to purchase 1,000,000 Common Shares at an exercise price of $9.77 per share and options to purchase an additional 500,000 Common Shares at an exercise price of $12.27 per share. The options vest in equal installments on the first five anniversaries of the Closing Date of the Merger. As part of the total consideration, the Corporation assumed approximately $9.1 million in debt owed by CRI and affiliates and guaranteed by Messrs. Dockser and Willoughby. See "Certain Transactions".

    Another CRI-affiliated entity serves as the adviser for Liquidating REIT, of which the Corporation owns approximately 56.5% of the common stock. The adviser receives an annual fee and certain incentive fees for managing Liquidating REIT's portfolio of mortgages. In 1996, those fees were $950,688.

    The Corporation has an Administrative Services Agreement with CRI pursuant to which CRI provides the Corporation with certain administrative and office facility services and other services at cost. The Corporation uses the services provided under the Administrative Services Agreement to the extent such services are not performed by CRIIMI MAE Management Inc. or another service provider.
The amount paid in 1996 was $674,674.


                         AMENDMENT TO STOCK OPTION PLAN

    The Employee Stock Option Plan was implemented by the Corporation in 1995 and approved by the shareholders of the Corporation at the 1996 Annual Meeting of Shareholders. The stated purpose of the Employee Stock Option Plan is to enhance the long-term profitability and shareholder value of the Corporation by offering incentives and awards to those officers and employees of the Corporation and its subsidiaries who are key to the Corporation s growth and success, and to encourage them to remain in the service of the Corporation and its subsidiaries and to acquire and maintain stock ownership in the Corporation. The Employee Stock Option Plan is discussed in further detail under the heading Executive Compensation--Employee Stock Option Plan, above.

    The Corporation wishes to amend the Employee Stock Option Plan to increase the total number of Common Shares that may be issued upon the exercise of options that are granted thereunder. Presently, the Employee Stock Option Plan provides that the Corporation must reserve 500,000 shares of Common Stock for issuance to participating officers and employees. As of March 1, 1997, options to purchase a total of 416,000 Common Shares have been granted under the Employee Stock Option Plan. By unanimous written consent dated March 14, 1997, the Board of Directors approved an amendment to the plan to increase the total number of Common Shares issuable upon the exercise of options granted thereunder to 1,000,000 Common Shares, subject to shareholder approval.

    The Employee Stock Option Plan may be amended from time to time by the Board, subject to the approval of the shareholders of the Corporation to the extent required by the laws of the State of Maryland, the Code or Exchange Act Rule 16b-3.

    The Employee Stock Option Plan may benefit certain officers of the Corporation by permitting such individuals, along with all eligible employees, to purchase Common Shares at a discount to its market price.



                                       14

    The affirmative vote of the holders of a majority of the Common Shares present or represented (and entitled to vote) at the Meeting is required for the approval of the proposed amendment to the Employee Stock Option Plan.

    The closing price of CRIIMI MAE s Common Shares, as reported on the New York Stock Exchange Composite Transactions Tape on March 14, 1997, was $18.125.

    THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN.


                       CERTAIN TRANSACTIONS

Certain Other Relationships and Transactions

    The Corporation owns 56.5% of the outstanding common stock of Liquidating REIT which, as of December 31, 1996, owned approximately $54 million of interests in government insured or guaranteed mortgage assets. In January 1997, Liquidating REIT sold all of the mortgage loans in its portfolio. In February 1997, Liquidating REIT received a cash distribution from one limited partnership interest. In March 1997, one limited partnership interest was sold. The cash distribution and proceeds of sales will be distributed to Liquidating REIT s stockholders in its first quarter dividend. Once the dividend distribution is made, Liquidating REIT will have remaining assets that consist primarily of interests in two limited partnerships and cash.

    Liquidating REIT s Board of Directors has approved a plan of complete liquidation and dissolution (the Liquidation Plan ), which it intends to submit to a vote of Liquidating REIT's stockholders at a special meeting scheduled to be held on April 23, 1997. The Liquidation Plan must be approved by both a majority of all shares and a majority of all shares other than those held by the Corporation. The Corporation intends to vote for the Liquidation Plan. If the plan is approved by stockholders, Liquidating REIT will file articles of dissolution with the State of Maryland, dispose of its remaining assets and distribute the net proceeds of such liquidation to its stockholders, including the Corporation.

    Liquidating REIT is party to an agreement with the Adviser whereby the Adviser is entitled to receive mortgage selection fees and annual fees (including master servicing fees) based on amounts received by Liquidating REIT in the disposition of mortgage investments and incentive fees based on the achievement of certain performance goals (the Liquidating REIT Advisory Agreement ). Pursuant to the Liquidating REIT Advisory Agreement, in 1996, Liquidating REIT paid the Adviser (i) annual fees of $382,050, and (ii) incentive fees of $568,638. The Adviser will continue to perform advisory services under the Liquidating REIT Advisory Agreement following the dissolution of Liquidating REIT.

    Pursuant to a reimbursement agreement (the "Liquidating REIT Reimbursement Agreement") entered into between the Adviser and the Management Corporation in connection with the Merger, the employees of the Management Corporation perform certain functions on behalf of the Adviser under the Liquidating REIT Advisory Agreement. Neither the Management Corporation nor the Corporation receives advisory fees under the Liquidating REIT Advisory Agreement. However, the Management Corporation is reimbursed, at cost, for its employees' time and expenses pursuant to the Liquidating REIT Reimbursement Agreement. For the year ended December 31, 1996, Liquidating REIT reimbursed the Management Corporation $115,920 for services provided on its behalf in connection with the Liquidating REIT Reimbursement Agreement.

    The Corporation maintains its headquarters office at the CRI Building in
Rockville, Maryland.       Pursuant to an administrative services agreement with
CRI which was entered into in connection with the Merger (the "CRI Administrative Services Agreement"), CRI is obligated to provide the Corporation

                                       15

and its subsidiaries with certain administrative and office facility services and other services, at cost, with respect to certain aspects of the Corporation's business. The Corporation intends to use the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by the Corporation or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days' notice at any time by the Corporation. The Corporation and its subsidiaries paid charges under the CRI Administrative Services Agreement of $674,674 for the year ended December 31, 1996.


                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Corporation's financial statements for the fiscal year ended December 31, 1996 were audited by Arthur Andersen LLP. The directors have selected Arthur Andersen LLP as the Corporation's auditors to examine the financial statements of the Corporation for 1997. A representative of Arthur Andersen LLP will be present at the Meeting. This representative will have an opportunity to make a statement, and will be available to respond to questions by shareholders.


                                  OTHER MATTERS

    The Board knows of no other business which will be presented at the Meeting. If other matters properly come before the Meeting, the persons named as proxy holders will vote on them in accordance with their best judgment.

    The cost of this solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, some of the officers or agents of the Corporation and/or regular employees of the Management Corporation may solicit proxies by telephone and telegraph. The Corporation will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Shares held of record by such persons and may verify the accuracy of marked proxies by contacting record and beneficial owners of the Common Shares. The Corporation will reimburse such persons for their reasonable expenses incurred in forwarding such soliciting materials.



                       1998 ANNUAL MEETING

    Shareholders may present proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders provided such proposals are received by the Corporation no later than December 1, 1997.



                                   H. WILLIAM WILLOUGHBY
                                   Secretary
March 26, 1997














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